UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

GANNETT CO., INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-6961	16-0442930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive McLean, Virginia		22107-0910
(Address of Principal Executive Offices)		(Zip Code)

(703) 854-6000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

As disclosed in its Form 10-Q for the quarterly period ended September 25, 2011, Gannett Co., Inc. (the “Company”) signed a non-binding letter of intent for the possible printing of The Cincinnati Enquirer and The Kentucky Enquirer at the printing facilities of The Columbus Dispatch.

On December 15, 2011, Gannett Publishing Services, LLC, a subsidiary of the Company, entered into a Printing Services and Cost Sharing Agreement (the “Agreement”) with The Dispatch Printing Company, publisher of The Columbus Dispatch, pursuant to which Gannett Publishing Services committed to transition the printing and packaging services currently performed at the Company’s Cincinnati production facilities for The Cincinnati Enquirer and The Kentucky Enquirer to the Columbus, Ohio printing facility owned by The Dispatch Printing Company. Gannett Publishing Services’ entrance into the Agreement will result in the closure of the Company’s Cincinnati production facilities.

Use of the Columbus printing facility will enable The Cincinnati Enquirer and The Kentucky Enquirer to adopt a new and easy-to-use format, with improved graphics including fuller use of color and photographs.

The costs of operating the Columbus printing facility will be shared by the parties to the Agreement, resulting in efficiencies and costs savings for the Company.

The transition of operations could take up to twelve months to complete. In connection with these actions, the Company estimates that it will incur between $55 million and $59 million in costs and charges. These items include severance costs and charges related to the partial withdrawal from multiemployer pension plans which together will range from $38 million to $42 million and will result in future cash expenditures. In addition, the Company will recognize accelerated depreciation charges on its current printing facilities of approximately $17 million.

The charge for severance and pension will be recorded by the Company in the fourth quarter of 2011. The charge for accelerated depreciation will begin in the fourth quarter of 2011 and will continue over the period leading up to the start of production activities at the Columbus printing facility, which is expected to be in the fourth quarter of 2012. The pension liability determinations are not likely to be finalized for a considerable period of time, possibly in 2013, and therefore current estimates are likely to change due to interest rates, investment returns and other factors affecting the plans’ funded status.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GANNETT CO., INC.

By:	/s/ George R. Gavagan
George R. Gavagan
Vice President and Chief Accounting Officer

Date: December 21, 2011